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                                                                   EXHIBIT 10.14

                                CREDIT AGREEMENT

      THIS CREDIT AGREEMENT (this "Agreement") is made and entered into as of May 28, 2004, by and between MOTORCAR PARTS OF AMERICA, INC., a New York corporation ("Borrower"), with its principal place of business located at 2929 California Street, Torrance, California 90503, and UNION BANK OF CALIFORNIA, N.A., a national banking association ("Bank"), with an office located at 5855 Topanga Canyon Boulevard, Second Floor, Woodland Hills, California 91367.

SECTION 1. DEFINITIONS

      As used herein, initially capitalized terms shall have the respective meanings set forth below or set forth in the Section or subsection defining such terms:

"AFFILIATE" shall mean, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially or as a trustee, guardian or other fiduciary, ten percent (10%) or more of the stock having ordinary voting power in the election of directors of such Person, (b) each Person that controls, is controlled by or is under common control with such Person or any Affiliate of such Person and (c) each of such Person's executive officers, directors, joint venturers, members and partners; provided, however, that in no case shall Bank be deemed to be an Affiliate of Borrower or any of its Subsidiaries. For the purpose of this definition, "control" of a Person means the ability, directly or indirectly, to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

"ALTERNATIVE DISPUTE RESOLUTION AGREEMENT" shall mean that certain the Alternative Dispute Resolution Agreement dated as of even date herewith, on Bank's standard form therefor, duly executed by Borrower and Bank.

"AUTOZONE CONSENT AGREEMENT" shall mean that certain Consent Agreement, by and among Bank, Borrower and SunTrust, as agent for itself and other purchasers, as at any time amended, supplemented or otherwise modified or restated, pursuant to which, among other things, Bank shall consent to the terms and conditions of the AutoZone Supplier Agreement.

"AUTOZONE SUPPLIER AGREEMENT" shall mean that certain Supplier Agreement (and all documents, instruments and agreements executed in connection therewith), by and between SunTrust and Borrower, pursuant to which, among other things, SunTrust may, in its sole discretion, at the request of Borrower, purchase at a discount prior to its due date any SunTrust Draft from Borrower, as such Supplier Agreement is in effect on the date of this Agreement.

"BALC" shall mean Banc of America Leasing & Capital, LLC.

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"BANK EXPENSES" shall mean (a) all reasonable costs and expenses paid or advanced by Bank which are required to be paid by Borrower under this Agreement or any of the other Loan Documents; (b) reasonable expenses incurred by Bank in auditing or examining the books and records of Borrower or any of its Subsidiaries and the Collateral following the occurrence and continuation of an Event of Default; (c) taxes and insurance premiums of every nature and kind of Borrower or any of its Subsidiaries paid by Bank; (d) reasonable appraisal, due diligence, filing, recording, documentation, publication and search fees paid or incurred by Bank on behalf of Borrower or any of its Subsidiaries prior to the date of this Agreement or to correct any Event of Default or enforce any provision of this Agreement or any other Loan Document, or, if an Event of Default has occurred and is continuing, in gaining possession of, maintaining, handling, preserving, storing, shipping, appraising, selling, preparing for sale and/or advertising to sell the Collateral, whether or not a sale is consummated;
(e) reasonable costs and expenses (including attorneys' fees) of any suit or arbitration proceeding in which Bank is the prevailing party, incurred by Bank in enforcing or defending this Agreement or any other Loan Document, or any portion thereof; and (f) reasonable attorneys' fees and expenses incurred by Bank in amending, terminating or concerning this Agreement or any other Loan Document, or any portion thereof, whether or not suit is brought, such attorneys' fees to include the reasonable estimate of the allocated costs and expenses of in-house legal counsel and staff. All Bank Expenses paid or incurred by Bank shall be considered to be and shall become a part of the Obligations and be secured by the Collateral, are payable upon demand, and if not reimbursed within thirty (30) days following such demand, shall immediately thereafter bear interest, together with all other amounts to be paid by Borrower pursuant hereto, at the Default Rate of Interest provided for herein and in the Revolving Note.

"BANK OF AMERICA" shall mean Bank of America, N.A., which has an office located at 525 South Flower Street, Mezzanine Level, Los Angeles, California 90071.

"BANK OF AMERICA LOAN" shall mean the revolving line of credit previously extended by Bank of America to Borrower, the Indebtedness with respect to which shall be repaid in full with the proceeds of the initial Revolving Loan provided for in this Agreement, as more particularly described in Section 2.3(a) hereinbelow.

"BANK OF AMERICA LOAN DOCUMENTS" shall mean, collectively, that certain Business Loan Agreement (Receivables and Inventory) dated as of December 20, 2002, executed by and between Bank of America and Borrower in connection with the Bank of America Loan, together with any and all documents, instruments and agreements executed by Borrower in connection therewith, as such Business Loan Agreement (Receivables and Inventory) and such documents, instruments and agreements may have been amended, supplemented or otherwise modified or restated prior to the date of this Agreement.

"BUSINESS DAY" shall mean a day other than a Saturday, a Sunday or a day on which commercial banks in the State of California are authorized or required by law to close.

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"CAPITAL EXPENDITURES" shall mean all payments due (whether or not paid) during a fiscal period of Borrower and its Subsidiaries in respect of the cost of any fixed asset or capital improvement, or any replacement, substitution or addition thereto, and which fixed asset or capital improvement has a useful life of more than one (1) year, including without limitation, those payments due in connection with the direct or indirect acquisition of any such fixed asset or capital improvement by way of increased product or service charges or offset items or in connection with Capital Leases.

"CAPITAL LEASE" shall mean any lease of an asset by a Person as lessee which would, in accordance with GAAP, be required to be accounted for as an asset and corresponding liability on the balance sheet of such Person.

"CAPITAL LEASE OBLIGATIONS" shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) property to the extent such obligations are required to be classified and accounted for as a Capital Lease on a balance sheet of such Person under GAAP. For the purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

 "CHANGE OF CONTROL" shall mean, with respect to any Person, an event or series of events by which:

      (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan and, for purposes of determining whether a "group" holds more than twenty-five percent (25%) of the equity securities of Borrower, excluding from the shares held by any such "group" shares of common stock of Borrower held as of the date of this Agreement by Mel Marks, Richard Marks and each of the members of the Marks family) becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have "beneficial ownership" of all securities that such person or group has the right to acquire (such right, an "option right"), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of twenty-five percent (25%) or more of the equity securities of such Person entitled to vote for members of the board of directors or equivalent governing body of such Person on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

      (b) during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of such Person cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or

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other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors).

"COLLATERAL" shall mean the collateral provided by Borrower to Bank pursuant to
Section 3.1 hereof.

"CONSENT AGREEMENTS" and "CONSENT AGREEMENT" shall mean, respectively, (a) the O'Reilly Consent Agreement, the AutoZone Consent Agreement and any other consent agreement or equivalent agreement entered into from time to time after the date of this Agreement, and (b) any one of such Consent Agreements.

"CREDITOR" shall mean AutoZone Parts, Inc., a Nevada corporation.

"CSK" shall mean CSK Auto, Inc., an Arizona corporation.

"DEBT SERVICE" shall mean, as of the last day of each fiscal quarter of Borrower and its Subsidiaries, on a consolidated basis for Borrower and its Subsidiaries, the sum, without duplication, of (a) the amount of all scheduled principal payments in respect of Indebtedness of Borrower and its Subsidiaries during the four (4) consecutive fiscal quarters ending on such date, plus (b) interest expense of Borrower and its Subsidiaries paid or payable during the four (4) consecutive fiscal quarters ending on such date, plus (c) the New POS Product Credit Amount taken by Creditor during the four (4) consecutive fiscal quarters ending on such date, plus (d) the aggregate amount of all cash payments made in connection with any stock purchases, redemptions, defeasances or other retirements of any of the stock of Borrower and its Subsidiaries effected during the four (4) consecutive fiscal quarters ending on such date.

"DEFAULT RATE OF INTEREST" shall have the meaning assigned to such term in
Section 2.6 hereof.

"DISPOSITION" shall mean the sale, transfer or other disposition in any single transaction or series of related transactions of any asset, or group of related assets, of Borrower or any of its Subsidiaries, which asset or assets constitute a material line of business or substantially all of the assets of Borrower or any of its Subsidiaries.

"EBITDA" shall mean, for any fiscal period, (a) the consolidated net income of Borrower and its Subsidiaries for such fiscal period, plus (b) interest expense of Borrower and its Subsidiaries for such fiscal period, plus (c) the aggregate amount of federal and state taxes on or measured by income of Borrower and its Subsidiaries for such fiscal period (whether or not payable during such fiscal period), minus (d) the aggregate amount of federal and state credits against taxes on or measured by income of Borrower and its

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Subsidiaries for such fiscal period (to the extent such credits were used during such fiscal period in the calculation of net income), plus (e) depreciation, amortization and all other non-cash expenses of Borrower and its Subsidiaries for such fiscal period, in each case as determined in accordance with GAAP.

"FINANCIAL STATEMENTS" shall mean, with respect to any accounting period of any Person, statements of income and cash flow of such Person for such accounting period, and balance sheets of such Person as of the end of such accounting period, setting forth in each case in comparative form figures for the corresponding accounting period in the preceding fiscal year or, if such accounting period is a full fiscal year, corresponding figures from the preceding annual audit, all prepared in reasonable detail and in accordance with GAAP. The term "Financial Statements" shall include the notes and schedules to such statements of income and cash flow and balance sheets.

"FIXED CHARGE COVERAGE RATIO" shall mean, as of the last day of any fiscal quarter, calculated for Borrower and its Subsidiaries on a consolidated basis, the ratio of (a) (i) EBITDA for the four (4) consecutive fiscal quarters ending on such date, minus (ii) non-financed Capital Expenditures during the four (4) consecutive fiscal quarters ending on such date, minus (iii) federal and state income tax expense paid in cash during the four (4) consecutive fiscal quarters ending on such date, to (b) Debt Service for the four (4) consecutive fiscal quarters ending on such date.

"GAAP" shall mean generally accepted accounting principles in the United States of America in effect from time to time.

"GUARANTY OBLIGATION" shall mean, as to any Person, any (a) guaranty by such Person of Indebtedness of, or other obligation performable by, any other Person or (b) assurance given by such Person to an obligee of any other Person with respect to the performance of an obligation by, or the financial condition of, such other Person, whether direct, indirect or contingent, including any purchase or repurchase agreement covering such obligation or any collateral security therefor, any agreement to provide funds (by means of loans, capital contributions or otherwise) to such other Person, any agreement to support the solvency or level of any balance sheet item of such other Person or any "keep-well" or other arrangement of whatever nature given for the purpose of assuring or holding harmless such obligee against loss with respect to any obligation of such other Person; provided, however, that the term "Guaranty Obligation" shall not include endorsements of instruments for deposit or collection in the ordinary course of business and customary indemnities given in connection with asset sales in the ordinary course of business.

"INDEBTEDNESS" shall mean, as to any Person (without duplication), (a) indebtedness of such Person for borrowed money or for the deferred purchase price of property (excluding (i) Subordinated Indebtedness and (ii) trade and other accounts payable in the ordinary course of business in accordance with ordinary trade terms and accrued liabilities incurred in the ordinary course of business, including any contingent obligation of such Person for any such indebtedness), (b) indebtedness of such Person of the nature described in clause
(a) that is non-recourse to the credit of such Person but is

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secured by assets of such Person, to the extent of the fair market value of such assets as determined in good faith by such Person, (c) Capital Lease Obligations of such Person, (d) indebtedness of such Person arising under bankers' acceptance facilities or under facilities for the discount of accounts receivable of such Person, (e) any direct or contingent obligations of such Person under letters of credit issued for the account of such Person (including, without limitation, the Letters of Credit) and (f) any net obligations of such Person under any interest rate protection agreements.

"INSOLVENCY PROCEEDING" shall mean and include any proceeding commenced by or against Borrower or any of its Subsidiaries under any provision of the Bankruptcy Code or similar statute, or under any other bankruptcy or insolvency law, including, but not limited to, assignments for the benefit of creditors and formal or informal moratoriums.

"INTERCREDITOR AGREEMENT" shall mean that certain Intercreditor Agreement dated as of even date herewith, by and between Bank and Creditor, and acknowledged by Borrower, as at any time amended, supplemented or otherwise modified or restated, pursuant to which Bank and Creditor shall agree as to the relative priorities of their respective liens upon and security interests in certain assets of Borrower.

"LETTER OF CREDIT AGREEMENTS" and "LETTER OF CREDIT AGREEMENT" shall mean, respectively, (a) the irrevocable commercial or standby letter of credit applications and agreements, each on Bank's standard form therefor, executed by Borrower in connection with the issuance by Bank of the Letters of Credit on the account of Borrower, and (b) any one of such Letter of Credit Agreements.

"LETTER OF CREDIT SUBLIMIT" shall have the meaning assigned to such term in
Section 2.2(a) hereof.

"LETTERS OF CREDIT" and "LETTER OF CREDIT" shall have the meanings assigned to such terms in Section 2.2(a) hereof.

"LIEN" shall mean any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

"LOAN DOCUMENTS" and "LOAN DOCUMENT" shall mean, respectively, (a) this Agreement, the Revolving Note, the Security Agreement, the Intercreditor Agreement, the Alternative Dispute Resolution Agreement, the Letter of Credit Agreements, the Consent Agreements and all other documents, instruments and agreements, and all related riders, exhibits, resolutions, authorizations, financing statements and certificates delivered to Bank in connection with this Agreement, and (b) any one of such Loan Documents.

"MVR" shall mean MVR Products Pte. Ltd., a Singapore corporation and wholly-owned Subsidiary of Borrower.

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"NET PROFIT AFTER TAXES" shall mean, for any fiscal quarter, the consolidated income of Borrower and its Subsidiaries for such fiscal quarter, after payment of state and federal income taxes, as determined in accordance with GAAP.

"NEW POS PRODUCT" shall have the meaning assigned to such term in the Vendor Agreement.

"NEW POS PRODUCT CREDIT AMOUNT" shall have the meaning assigned to such term in the Vendor Agreement.

"OBLIGATIONS" shall mean and include all loans, advances, debts, liabilities and obligations, howsoever arising, owed by Borrower or any of its Subsidiaries to Bank of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), direct or indirect, absolute or contingent, due or to be come due, now existing or hereafter arising pursuant to the terms of this Agreement, any other Loan Document or any other agreement or instrument, including without limitation any Indebtedness of Borrower or any of its Subsidiaries which Bank obtains by assignment or otherwise, and all Bank Expenses.

"O'REILLY" shall mean O'Reilly Automotive, Inc., a Missouri corporation.

"O'REILLY CONSENT AGREEMENT" shall mean that certain Consent Agreement, by and among Bank, Borrower and SunTrust, as agent for itself and other purchasers, as at any time amended, supplemented or otherwise modified or restated, pursuant to which, among other things, Bank shall consent to the terms and conditions of the O'Reilly Supplier Agreement.

"O'REILLY SUPPLIER AGREEMENT" shall mean that certain Letter of Understanding and Agreement dated August 21, 2003 (and all documents, instruments and agreements executed in connection therewith), by and between SunTrust and Borrower, pursuant to which, among other things, SunTrust may, in its sole discretion, at the request of Borrower, purchase at a discount prior to its due date any SunTrust Draft from Borrower, as such Letter of Understanding and Agreement is in effect on the date of this Agreement.

"PERMITTED GUARANTY OBLIGATIONS" shall mean:

            (a) Guaranty Obligations of Borrower existing on the date of this Agreement, and refinancings, renewals, extensions or amendments that do not increase the amount thereof;

            (b) Guaranty Obligations under the Loan Documents, if any; and

            (c) Guaranty Obligations of Borrower under the Supplier Agreements.

"PERMITTED INDEBTEDNESS" shall mean:

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            (a) the Obligations;

            (b) trade payables and other obligations of Borrower or any of its Subsidiaries to suppliers and customers incurred in the ordinary course of business;

            (c) workers' compensation insurance arrangements in the nature of indebtedness and reimbursement obligations of Borrower to its employees for business expenses;

            (d) Indebtedness of Borrower or any of its Subsidiaries incurred to finance the purchase of equipment constituting a Capital Expenditure permitted by Section 7.9 of this Agreement;

            (e) other Indebtedness existing on the date of this Agreement and reflected in the unaudited consolidated Financial Statement of Borrower and its Subsidiaries for the fiscal year ended March 31, 2004 (including Capital Lease Obligations), and refinancings, renewals, extensions or amendments that do not increase the amount thereof;

            (f) Indebtedness owing to Creditor under the Vendor Agreement in a principal amount not to exceed the New POS Product Credit Amount, so long as the Intercreditor Agreement is in full force and effect;

            (g) other Indebtedness not described hereinabove incurred by Borrower or any of its Subsidiaries after the date of this Agreement in the ordinary course of business; provided, however, that the aggregate principal amount of such other Indebtedness at any one time outstanding shall not exceed Five Hundred Thousand Dollars ($500,000); and

            (h) operating lease obligations of Borrower or any of its Subsidiaries that are permitted under Section 7.11 of this Agreement.

"PERMITTED LIENS" shall mean:

      (a) Liens for taxes not yet payable or Liens for taxes being contested in good faith and by proper proceedings diligently pursued, provided that adequate reserves shall have been made therefor on the applicable Financial Statement, the Lien shall have no effect on the priority of Bank's security interest in the Collateral and a stay of enforcement of any such Lien shall be in effect;

      (b) Liens in favor of Bank;

      (c) Liens upon equipment granted in connection with the acquisition of such equipment by Borrower or any of its Subsidiaries after the date hereof (including, without limitation, pursuant to Capital Leases); provided, however, that (i) the cost of such acquisition constitutes a Capital Expenditure permitted by Section 7.9 of this Agreement, (ii) the Indebtedness incurred to finance each such acquisition is permitted

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by this Agreement and (iii) each such Lien attaches only to the equipment acquired with the Indebtedness secured thereby, and the proceeds and products thereof;

      (d) reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other similar title exceptions or encumbrances affecting real property which do not in the aggregate materially detract from the value of the real property or materially interfere with their use in the ordinary conduct of the business of Borrower or any of its Subsidiaries;

      (e) deposits under workmen's compensation, unemployment insurance, social security and other similar laws applicable to Borrower or any of its Subsidiaries;

      (f) Liens relating to statutory obligations of Borrower or any of its Subsidiaries with respect to surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

      (g) Liens existing on the date of this Agreement in favor of BALC and covering certain non-fixture equipment of Borrower; and

      (h) a Lien in favor of Creditor covering the New POS Product, and the proceeds therefrom, which shall secure the payment by Borrower of the New POS Product Credit Amount under the Vendor Agreement and constitute Permitted Indebtedness hereunder, so long as the Intercreditor Agreement is in full force and effect.

"PERSON" shall mean any natural person, corporation, partnership, joint venture, limited liability company, firm, association, government, governmental agency, court or any other entity.

"QUICK RATIO" shall mean, with respect to any fiscal quarter of Borrower and its Subsidiaries, the ratio of (a) cash, Accounts and marketable securities of Borrower and its Subsidiaries as of the close of such fiscal quarter to (b) the consolidated current liabilities of Borrower and its Subsidiaries as of the close of such fiscal quarter (including, in the calculation of such consolidated current liabilities, the aggregate principal amount of all Revolving Loans outstanding on the date of calculation).

"RESTRICTED PAYMENT" shall mean (a) the declaration or payment of any dividend or the occurrence of any liability to make any other payment or distribution of cash or other property or assets on or in respect of Borrower's or any of its Subsidiaries' stock, (b) any payment on account of the purchase, redemption, defeasance or other retirement of Borrower's or any of its Subsidiaries' stock or Indebtedness, other than (i) the Obligations arising under this Agreement or
(ii) so long as no Event of Default has occurred and is continuing, or shall be caused thereby, principal and interest, when due, under Permitted Indebtedness, without acceleration or modification of the amortization as in effect on the date of this Agreement, or any other payment or distribution made in respect thereof, either directly or indirectly, or (c) any payment, loan, contribution or other transfer of funds or other property to any stockholder of Borrower (made by virtue of the fact that the recipient of such payment, loan, contribution or other transfer of


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funds or other property is a stockholder of Borrower) or any of its
Subsidiaries, other than, with respect to subparagraphs (a), (b) and (c) hereinabove, (i) interest payments on account of Subordinated Indebtedness, and
(ii) such other amounts, if any, which are expressly and specifically permitted in this Agreement; provided, however, that no payment to Bank shall constitute a Restricted Payment.

"REVOLVING CREDIT COMMITMENT" shall have the meaning assigned to that term in
Section 2.1 hereof.

"REVOLVING CREDIT COMMITMENT TERMINATION DATE" shall mean October 2, 2006.

"REVOLVING LOANS" and "REVOLVING LOAN" shall have the meanings assigned to such terms in Section 2.1 hereof.

"REVOLVING NOTE" shall have the meaning assigned to such term in Section 2.1 hereof.

"SECURITY AGREEMENT" shall mean that certain Security Agreement, on Bank's standard form therefor, duly executed by Borrower, as debtor, in favor of Bank, as secured party, pursuant to which Borrower shall grant to Bank a security interest in all of Borrower's personal property, as security for the payment and performance of Borrower's Obligations hereunder and under the other Loan Documents.

"SUBORDINATED INDEBTEDNESS" shall mean the Indebtedness of Borrower to Creditor, which Indebtedness shall be subordinated in right of payment to the Obligations of Borrower to Bank pursuant to the terms and conditions of the Intercreditor Agreement.

"SUBSIDIARY" of a Person shall mean any corporation, association, partnership, limited liability company, joint venture or other business entity, whether foreign or domestic, of which more than fifty percent (50%) of the voting stock or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof. Immediately prior to the date of this Agreement, the existing Subsidiaries of Borrower were MVR and Unijoh. Unless the context otherwise requires, references herein to a "Subsidiary" shall refer to a Subsidiary of Borrower.

"SUNTRUST" shall mean SunTrust Bank, a Georgia banking corporation.

"SUNTRUST DRAFT" shall have the meaning assigned to such term in the O'Reilly Supplier Agreement or the AutoZone Supplier Agreement, as applicable.

"SUPPLIER AGREEMENTS" and "SUPPLIER AGREEMENT" shall mean, respectively, (a) the O'Reilly Supplier Agreement, the AutoZone Supplier Agreement and any other supplier agreement or equivalent agreement entered into from time to time after the date of this Agreement, and (b) any one of such Supplier Agreements.

"TANGIBLE NET WORTH" shall mean, as of the last day of any fiscal period, (a) the consolidated net worth of Borrower and its Subsidiaries on such date, less
(b) the book

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value of patents, licenses, trademarks, trade names, goodwill and other similar intangible assets (provided, however, that neither (i) the outstanding amount of the marketing fee arising from the purchase by Borrower of New POS Product under the Vendor Agreement nor (ii) the amount of any deferred tax assets shall be deemed to be an intangible asset for this purpose), organizational expenses, and expenses and monies due from Affiliates (including officers, shareholders and directors) on such date, in each case with respect to Borrower and its Subsidiaries, plus (c) the principal amount of Subordinated Indebtedness of Borrower and its Subsidiaries on such date.

"UCC" shall mean the Uniform Commercial Code as in effect in the State of California.

"UNIJOH" shall mean Unijoh Sdn. Bhd., a Malaysian corporation and wholly-owned Subsidiary of Borrower.

"VENDOR AGREEMENT" shall mean that certain Vendor Agreement dated April 6, 2004, by and between Borrower and Creditor, as amended by that certain Addendum to Vendor Agreement and that certain Pay On Scan Addendum, both dated as of May 8, 2004, pursuant to which Creditor has agreed to sell to Borrower, and Borrower has agreed to purchase from Creditor, certain starter and alternator products, which starter and alternator products shall immediately become New POS Product of Borrower held by Creditor, as such Vendor Agreement, as amended by such Addendum to Vendor Agreement and such Pay On Scan Addendum, is in effect on the date of this Agreement.

SECTION 2.  AMOUNT AND TERMS OF CREDIT

      2.1 REVOLVING CREDIT COMMITMENT. Subject to the terms and conditions of this Agreement, from the date of this Agreement to but excluding the Revolving Credit Commitment Termination Date, provided that no Event of Default then has occurred and is continuing, Bank will make one or more revolving loans (collectively, the "Revolving Loans" and individually, a "Revolving Loan") to Borrower as Borrower may request from time to time; provided, however, that the aggregate outstanding principal amount of all such Revolving Loans at any one time shall not exceed Fifteen Million Dollars ($15,000,000) (the "Revolving Credit Commitment"). Each Revolving Loan requested and made hereunder which bears interest at a rate based upon the Base Interest Rate (as such term is defined in the Revolving Note) shall be in a principal amount of not less than Five Hundred Thousand Dollars ($500,000). Each Revolving Loan requested and made hereunder which bears interest at a rate based upon the Reference Rate (as such term is defined in the Revolving Note) shall be in a principal amount of not less than One Hundred Thousand Dollars ($100,000). Within the limits of time and amount set forth in this Section 2.1, Borrower may borrow, repay and reborrow Revolving Loans under the Revolving Credit Commitment. All Revolving Loans shall be requested before the Revolving Credit Commitment Termination Date, on which date all outstanding principal of and accrued but unpaid interest on all Revolving Loans shall be due and payable. Borrower's obligation to repay the outstanding principal amount of all Revolving Loans, together with accrued but unpaid interest thereon, shall be evidenced by a promissory note issued by Borrower in favor of Bank (the "Revolving Note") on the standard form used by Bank to evidence its commercial loans. Bank shall enter the amount of each Revolving Loan, and any payments thereof, in its books and records, and such entries shall be prima facie evidence of the principal amount outstanding under the Revolving Credit Commitment. The failure of Bank to make any notation in its books and records shall not discharge Borrower of its obligation to repay in full with interest all amounts borrowed hereunder. The proceeds of the Revolving Loans shall be disbursed pursuant to an Authorization to Disburse, on Bank's standard form therefor, executed and delivered by Borrower to Bank, and used by Borrower for any of the purposes set forth in
Section 2.3(a) hereinbelow.

      2.2 LETTER OF CREDIT SUBLIMIT.

      (a) Subject to the terms and conditions of this Agreement, and as a sublimit of the Revolving Credit Commitment, during the period from the date of this Agreement to but excluding the Revolving Credit Commitment Termination Date, provided that no Event of Default then has occurred and is continuing, Bank shall issue, for the account of Borrower, one or more irrevocable commercial or standby letters of credit (collectively, the "Letters of Credit" and individually, a "Letter of Credit") upon Borrower's request. The sum of (a) the aggregate amount available to be drawn under all outstanding Letters of Credit plus (b) the aggregate amount of unpaid reimbursement obligations under drawn Letters of Credit shall not exceed Seven Million Dollars ($7,000,000) at any one time (the "Letter of Credit Sublimit") and shall reduce, Dollar for Dollar, the amount available to be borrowed under the Revolving Credit Commitment.

      (b) In the case of any commercial Letter of Credit, such commercial Letter of Credit shall be issued for the purpose of financing the importation or purchase of goods in the normal course of business of Borrower or any of its Subsidiaries or for any other purpose acceptable to Bank. Each such commercial Letter of Credit shall provide for transport documents to be presented in a full set to Bank (and, in the case of airway bills, consigned to Bank) and/or at Bank's option, with transport documents presented in less than a full set to Bank and/or consigned to Borrower or to any Person other than Bank and calling for drafts at sight covering the importation or purchase of goods in the normal course of business. In the case of any standby Letter of Credit, such standby Letter of Credit shall be issued for the purpose of providing credit enhancements with respect to Borrower's workers' compensation insurance arrangements or for any other purpose acceptable to Bank.

      (c) Each Letter of Credit shall be drawn on such terms and conditions as are acceptable to Bank and shall be governed by the terms of (and Borrower agrees to execute) Bank's standard form Letter of Credit Agreement in connection therewith. No commercial Letter of Credit shall have an expiration date more than one (1) year from its date of issuance or shall expire after the Revolving Credit Commitment Termination Date. No standby Letter of Credit shall have an expiration date more than one (1) year from its date of issuance or shall expire more than one (1) year after the Revolving Credit Commitment Termination Date.

      2.3 PURPOSES OF THE REVOLVING LOANS AND LETTERS OF CREDIT.

            (a) The proceeds of each Revolving Loan made by Bank to Borrower under the Revolving Credit Commitment shall be used only for the general working capital and corporate purposes of Borrower.

            (b) Each Letter of Credit to be issued by Bank on the account of Borrower shall be issued only for a permitted purpose as set forth in Section 2.2(b) hereinabove.

      2.4 INTEREST.

            (a) Each Revolving Loan shall bear interest at the rate or rates provided for in the Revolving Note and selected by Borrower.

            (b) Interest on the Revolving Loans shall be computed on the basis of the actual number of days during which the principal is outstanding thereunder divided by 360, which shall, for the purposes of computing interest, be considered one (1) year.

            (c) Interest shall be payable on the outstanding principal amount of each Revolving Loan as set forth in the Revolving Note in accordance with
Section 2.8 hereof.

            (d) There shall be no more than four (4) Revolving Loans bearing interest at a rate based upon the Base Interest Rate (as such term is defined in the Revolving Note) outstanding at any one time under the Revolving Note.

      2.5 VOLUNTARY PREPAYMENT. The principal Indebtedness evidenced by the Revolving Note may, at any time and from time to time, voluntarily be paid or prepaid in whole or in part without penalty or premium in accordance with the terms of the Revolving Note, except that, with respect to any voluntary prepayment under this Section 2.5, (a) the amount of any partial prepayment of a Revolving Loan shall not be less than Five Hundred Thousand Dollars ($500,000) and shall be in an integral multiple of One Hundred Thousand Dollars ($100,000) in excess thereof and (b) any payment or prepayment of all or any part of any Base Interest Rate Loan under and as defined in the Revolving Note on a day, other than the last day of the applicable Interest Period under and as defined in the Revolving Note, shall be subject to the payment of a prepayment fee as provided for in the Revolving Note. No prepayment fee shall be payable by Borrower in connection with the prepayment of any Revolving Loan bearing interest at a rate based upon the Reference Rate (as such term is defined in the Revolving Note).

      2.6 DEFAULT RATE OF INTEREST. If all or any portion of the principal amount of any Revolving Loan or any other payment due under this Agreement or any of the other Loan Documents shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue principal amount, and to the extent permitted by law overdue interest thereon, shall be payable on demand at a rate per annum equal to the rate which would otherwise be applicable plus three percent (3%) (the "Default

Rate of Interest"), effective from the date that such amounts become overdue until paid in full.

      2.7 FEES.

            (a) On or before the date of this Agreement, Borrower shall pay to Bank a fee in connection with the Revolving Credit Commitment in the amount of Thirty-Seven Thousand Five Hundred Dollars ($37,500), which fee shall be nonrefundable.

            (b) On the last Business Day of each fiscal quarter of each fiscal year of Borrower and its Subsidiaries, commencing June 30, 2004, and on the Revolving Credit Commitment Termination Date, Borrower shall pay to Bank a fee in respect of the Revolving Credit Commitment equal to three-eighths of one percent (3/8 of 1%) per annum of the average daily unutilized amount of the Revolving Credit Commitment during such fiscal quarter or portion thereof.

            (c) Borrower shall pay Bank's standard fees and commissions with respect to the issuance, negotiation and amendment of Letters of Credit, as such fees and commissions may change at any time and from time to time. Bank shall provide written notice of any change in such fees or commissions to Borrower. Bank shall not be obligated to refund any portion of any commission or fee if any Letter of Credit shall expire or terminate prior to its stated expiration date.

      2.8 BANK'S RIGHT TO CHARGE DEPOSIT ACCOUNT. Borrower authorizes Bank (irrevocably until the Obligations are paid in full and Bank's commitments to extend the Revolving Loans and issue the Letters of Credit hereunder are terminated) from time to time to charge against the business checking account bearing account number 3030160435 maintained by Borrower with Bank any principal and/or interest due or past due in respect of the Obligations under this Agreement; provided that Bank shall not have any obligation to charge past due payments against such business checking account.

SECTION 3. COLLATERAL

      3.1 COLLATERAL PROVIDED BY BORROWER. Borrower shall execute and deliver a Security Agreement to Bank, pursuant to which Borrower shall grant to Bank a security interest in all of Borrower's present and hereafter acquired personal property, including but not limited to all accounts receivable, chattel paper, instruments, contract rights, general intangibles, goods, equipment, inventory, documents, certificates of title, deposit accounts, returned or repossessed goods, fixtures, commercial tort claims, insurance claims, rights and policies, letter-of-credit rights, investment property, supporting obligations, and the proceeds, products, parts, accessories, attachments, accessions, replacements, substitutions, additions, and improvements of or to each of the foregoing, as security for the payment and performance of all Obligations of Borrower to Bank under this Agreement and the other Loan Documents to which Borrower is a party. The security interest granted to Bank pursuant to the Security

Agreement shall be a first priority security interest, or such lesser priority as may be permitted by this Agreement. Each classification of personal property used hereinabove shall have the meaning given to it in the UCC.

      3.2 POWER OF ATTORNEY. Until the Obligations of Borrower are paid in full and Bank has no commitment to make further Revolving Loans or issue further Letters of Credit hereunder, Borrower hereby irrevocably makes, constitutes and appoints Bank (and any officers, employees or agents of Bank designated by Bank) as the true and lawful attorney of Borrower, with power to sign the name of Borrower on any documents or instruments which Bank believes should be executed, recorded and/or filed in order to perfect, or continue the perfection, of Bank's security interest in the Collateral or to liquidate or realize value from the Collateral after the occurrence of an Event of Default; provided, however, that such liquidation or realization is effected in a commercially reasonable manner.

SECTION 4. CONDITIONS

      4.1 CONDITIONS PRECEDENT TO INITIAL REVOLVING LOAN. The obligation of Bank to make its initial Revolving Loan hereunder is subject to the fulfillment, to the satisfaction of Bank and its counsel, of each of the following conditions:

            (a) REVOLVING NOTE. Bank shall have received the Revolving Note, duly executed by Borrower to the order of Bank;

            (b) AUTHORIZATION TO OBTAIN CREDIT (BORROWER). Bank shall have received an Authorization to Obtain Credit, Grant Security, Guarantee or Subordinate, on Bank's standard form therefor, duly executed by the secretary or an assistant secretary of Borrower, attesting to the resolution of the board of directors of Borrower authorizing the execution and delivery of this Agreement, the Revolving Note, the Security Agreement, the Consent Agreements, the Intercreditor Agreement and all other Loan Documents required hereunder to which Borrower is a party and authorizing one or more specific responsible officers of Borrower to execute same;

            (c) ALTERNATIVE DISPUTE RESOLUTION AGREEMENT. Bank shall have received the Alternative Dispute Resolution Agreement, duly executed by Borrower;

            (d) ARTICLES OF INCORPORATION. Bank shall have received articles of incorporation with respect to Borrower and the articles of incorporation (or their equivalents) with respect to each of its Subsidiaries, and any amendments thereto or restatements thereof, certified by the applicable secretary of state or similar official of the jurisdiction of incorporation of each such corporation;

            (e) CERTIFICATE OF GOOD STANDING (BORROWER). Bank shall have received a certificate of good standing for Borrower, showing that Borrower is in good standing under the laws of the State of New York;

            (f) AUTHORIZATION TO DISBURSE. Bank shall have received an Authorization to Disburse, on Bank's standard form therefor, duly executed by Borrower, directing Bank to disburse the proceeds of the Revolving Loans as provided for in Section 2.3(a) hereof;

            (g) COLLATERAL DOCUMENTS. Bank shall have received the Security Agreement, together with such UCC-11 searches, tax lien and litigation searches, insurance binders and certificates and other similar documents as Bank may require, and in such form as Bank may require, in order to evidence the perfection (in the priority required hereunder) of Bank's security interest in the Collateral;

            (h) AGREEMENT TO FURNISH INSURANCE. Bank shall have received an Agreement to Furnish Insurance, on Bank's standard form therefor, duly executed by Borrower;

            (i) FINANCIAL STATEMENTS. Bank shall have received (i) the unaudited consolidated Financial Statement of Borrower and its Subsidiaries for the fiscal year ended March 31, 2004, prepared by Borrower (which Bank acknowledges remains subject to audit adjustments), and (ii) the audited consolidated Financial Statement of Borrower and its Subsidiaries for the fiscal year ended March 31, 2003;

            (j) INTERCREDITOR AGREEMENT. Bank shall have received the Intercreditor Agreement, duly executed by Creditor, and acknowledged by Borrower;

            (k) REVOLVING CREDIT COMMITMENT FEE. Bank shall have received the nonrefundable fee in respect of the Revolving Credit Commitment, as provided for in Section 2.7(a) hereof;

            (l) NO MATERIAL ADVERSE CHANGE. No material adverse change shall have occurred in the business, operations, assets, prospects, earnings or condition (financial or otherwise) of Borrower or any of its Subsidiaries; and

            (m) OTHER DOCUMENTS. Bank shall have received such other documents, instruments and agreements as Bank may reasonably require in order to effect fully the transactions contemplated by this Agreement and the other Loan Documents.

      4.2 CONDITIONS PRECEDENT TO LETTERS OF CREDIT. The obligation of Bank to issue the initial and each subsequent Letter of Credit hereunder is subject to the receipt by Bank, on or prior to the date of issuance of such Letter of Credit, of the following, each in form and substance reasonably satisfactory to
Bank:

         (a) LETTER OF CREDIT AGREEMENT. A Letter of Credit Agreement, duly executed by Borrower; and

         (b) LETTER OF CREDIT COMMISSION. The commission payable with respect to the issuance of such Letter of Credit, in the amount provided for in Section 2.7(c) hereof.

     4.3 CONDITIONS PRECEDENT TO SUBSEQUENT CREDIT. The obligation of Bank to make each Revolving Loan hereunder subsequent to the initial Revolving Loan and to issue each Letter of Credit is subject to the fulfillment, at or prior to the time of the making of such Revolving Loan or the issuance of such Letter of Credit, of each of the following further conditions:

            (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties contained in this Agreement shall be true, complete and accurate in all material respects on and as of such date (except to the extent that such representations and warranties relate solely to any earlier date); and

            (b) NO EVENT OF DEFAULT. No Event of Default or event which, with the lapse of time or notice, or both, would be an Event of Default shall have occurred and be continuing on the date of the making of such Revolving Loan or the issuance of such Letter of Credit, nor shall either result from the making of such Revolving Loan or the issuance of such Letter of Credit.

      4.4 CONDITIONS SUBSEQUENT. The obligation of Bank to continue extending credit to Borrower hereunder is further subject to the fulfillment, to the satisfaction of Bank and its counsel, of each of the following conditions subsequent within thirty (30) days after the date of execution of this
Agreement:

            (a) CREDITOR RESOLUTION. Bank shall have received a resolution, duly executed by the secretary or an assistant secretary of Creditor, attesting to the resolution of the board of directors of Creditor authorizing the execution and delivery of the Intercreditor Agreement and authorizing one or more specific responsible officers of Creditor to execute same;

            (b) UCC-2 TERMINATION STATEMENTS. Bank shall have received written authorization from Bank of America and such other secured creditors as may be identified by Bank, in the form required by Bank, authorizing Bank to file one or more UCC-2 termination statements with respect to any UCC-1 financing statements previously filed by Bank of America or such other secured creditors in connection with the Bank of America Loan or the applicable secured financing arrangement;

            (c) CONSENT AGREEMENTS. Bank shall have received the Consent Agreements, duly executed by Borrower and SunTrust;

            (d) SUPPLIER AGREEMENTS. Bank shall have received the Supplier Agreements, duly executed by Borrower and SunTrust;

            (e) LANDLORD'S WAIVER. Bank shall have received a Landlord's Waiver, on Bank's standard form, duly executed by Golkar Enterprises Ltd., the owner of the real property located at 2929 California Street, Torrance, California 90503;

            (f) CERTIFICATES OF GOOD STANDING (SUBSIDIARIES). Bank shall have received a certificate of good standing with respect to each of the Subsidiaries, issued by the appropriate official of Malaysia or Singapore, as applicable, verifying that such Subsidiary is active and in good standing in the jurisdiction of its incorporation; and

            (g) UCC-11 SEARCH REPORTS. Bank shall have received UCC-11 search reports reflecting the filing of its UCC-1 financing statements and UCC-1 fixture filings.

SECTION 5. REPRESENTATIONS AND WARRANTIES

     Borrower represents and warrants that:

      5.1 PRINCIPAL BUSINESS ACTIVITY. The principal business of Borrower and its Subsidiaries is the remanufacturing of alternators and starters for domestic and imported automobiles and light trucks.

      5.2 AUTHORITY TO BORROW. The execution, delivery and performance of this Agreement, the Revolving Note and all other Loan Documents to which Borrower or any of its Subsidiaries is a party are not in contravention of any of the terms of any indenture, agreement or undertaking to which Borrower or any of its Subsidiaries is a party or by which it or any of its property is bound or affected.

      5.3 FINANCIAL STATEMENTS. The unaudited consolidated Financial Statement of Borrower and its Subsidiaries for the fiscal year ended March 31, 2004 has heretofore been furnished to Bank, and is true and complete and fairly represents the financial condition of Borrower and its Subsidiaries for the fiscal year covered thereby; provided, however, that Bank acknowledges that such Financial Statement remains subject to audit adjustments. Since March 31, 2004, there has been no material adverse change in the business, operations, assets, prospects, earnings or condition (financial or otherwise) of Borrower or any of its Subsidiaries.

      5.4 TITLE TO PROPERTY. Except for assets which may have been disposed of in the ordinary course of business, Borrower and its Subsidiaries have good and marketable title to all of the property reflected in the unaudited consolidated Financial Statement of Borrower and its Subsidiaries for the fiscal year ended March 31, 2004 and to all property acquired by them since that date, free and clear of all Liens, except for (a) Permitted Liens and (b) Liens specifically set forth in such audited consolidated Financial Statement.

      5.5 NO LITIGATION. Except as previously disclosed to Bank in writing, there is no litigation or proceeding pending or threatened against Borrower or any of its Subsidiaries, or any of their respective properties, the results of which, if decided adversely, are likely to have a material adverse effect on the financial condition, property or business of Borrower or any of its Subsidiaries or result in liability (other than deductibles) in excess of the insurance coverage of Borrower or any of its Subsidiaries.

      5.6 NO EVENT OF DEFAULT. Neither Borrower nor any of its Subsidiaries is now in default in the payment of any of its material obligations, and there exists no event, condition or act which constitutes an Event of Default and no event, condition or act which with notice, the lapse of time, or both, would constitute an Event of Default.

      5.7 ORGANIZATION. Each of Borrower and its Subsidiaries is duly organized and existing under the laws of the state or other jurisdiction of its incorporation, without limitation as to its existence, and has the power and authority to carry on the business in which it is engaged and proposes to engage.

      5.8 POWER AND AUTHORITY. Borrower has the corporate power and authority to enter into this Agreement and to execute and deliver the Revolving Note and all of the other Loan Documents to which it is a party. To the best of Borrower's knowledge, Creditor has the corporate power and authority to enter into the Intercreditor Agreement.

      5.9 QUALIFICATION. Each of Borrower and its Subsidiaries is duly qualified and in good standing as a foreign corporation wherever such qualification is required, except in those jurisdictions where the failure to so qualify would not have a material adverse effect on the business, operations, assets, prospects, earnings or condition (financial or otherwise) of Borrower or such Subsidiary.

      5.10 ERISA. Each defined benefit pension plan (as such term is defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) of Borrower, if any, meets, as of the date hereof, the minimum funding standards of section 302 of ERISA, and no Reportable Event (as such term is defined in ERISA) or Prohibited Transaction (as such term is defined in ERISA) has occurred with respect to any such plan.

      5.11 REGULATION U. No action has been taken or is currently planned by Borrower, or any agent acting on its behalf, which would cause this Agreement or any Revolving Loan to violate Regulation U or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Securities and Exchange Act of 1934, in each case as in effect now or as the same may hereafter be in effect. Borrower is not engaged principally, or as one of its most important activities, in the business of extending credit for the purpose of purchasing or carrying "margin stock" as that term is defined in Regulation U and none of the proceeds of any Revolving Loan hereunder have been or shall be used for the purpose, directly or indirectly, of purchasing or carrying any such margin stock.

SECTION 6. AFFIRMATIVE COVENANTS

      Borrower covenants and agrees that, so long as this Agreement shall be in effect and until payment in full of all Obligations, including, without limitation, any accrued and unpaid interest thereon, and any other amounts due hereunder, Borrower shall perform each and all of the following covenants applicable to it, unless Bank otherwise consents in writing:

      6.1 PAYMENT OF OBLIGATIONS. Borrower shall promptly pay and discharge, and cause each of its Subsidiaries to promptly pay and discharge, all taxes, assessments and other governmental charges and claims levied or imposed upon it or its property, or any part thereof; provided, however, that each of Borrower and its Subsidiaries shall have the right in good faith to contest any such taxes, assessments, charges or claims and, pending the outcome of such contest, to delay or refuse payment thereof, provided that such reserves as may be required by GAAP are established by it to pay and discharge any such taxes, assessments, charges and claims.

      6.2 MAINTENANCE OF EXISTENCE. Each of Borrower and its Subsidiaries shall maintain and preserve its existence and assets and all rights, franchises and other authority materially necessary for the conduct of its business and shall maintain and preserve its property, equipment and facilities in good order, condition and repair. Bank may, at reasonable times, visit and inspect any of the properties of Borrower and its Subsidiaries.

      6.3 RECORDS. Each of Borrower and its Subsidiaries shall keep and maintain full and accurate accounts and records of its operations in accordance with GAAP and shall permit Bank to have reasonable access thereto, to make examination thereof, and to audit same during regular business hours.

      6.4 INFORMATION FURNISHED. Borrower shall furnish or cause to be furnished to Bank:

            (a) MONTHLY FINANCIAL STATEMENTS. Within forty-five (45) days after the close of each fiscal month of Borrower and its Subsidiaries, except for the last fiscal month of each fiscal year, a copy of the unaudited consolidated Financial Statement of Borrower and its Subsidiaries as of the close of such fiscal month, prepared by Borrower in accordance with GAAP (except that such unaudited consolidated Financial Statements need not include footnotes and other informational disclosures);

            (b) QUARTERLY FINANCIAL STATEMENTS. Within sixty (60) days after the close of each fiscal quarter of Borrower and its Subsidiaries, except for the last fiscal quarter of each fiscal year, a copy of the unaudited consolidated Financial Statement of Borrower and its Subsidiaries (on Form 10Q) as of the close of such fiscal quarter, prepared by Borrower in accordance with GAAP (except that such unaudited consolidated Financial Statements need not include footnotes and other informational disclosures);

            (c) ANNUAL FINANCIAL STATEMENTS. Within one hundred twenty (120) days after the close of each fiscal year of Borrower and its Subsidiaries, a copy of the consolidated Financial Statement of Borrower and its Subsidiaries (on Form 10K) as of the close of such fiscal year, prepared in accordance with GAAP and audited by an independent certified public accountant selected by Borrower and reasonably satisfactory to Bank;

            (d) COMPLIANCE CERTIFICATE. Concurrently with the delivery of the Financial Statements provided for in subsections (a), (b) and (c) of this
Section 6.4, a certificate of Borrower's chief financial officer or other duly authorized officer (i) setting forth in reasonable detail the calculations required to establish that Borrower was in compliance with its covenants set forth in Sections 6.5, 6.6, 6.7, 6.8, 7.8, 7.9 and 7.11 hereof during the period covered by such Financial Statement and (ii) stating that, except as explained in reasonable detail in such certificate, (A) all of the representations, warranties and covenants of Borrower contained in this Agreement and the other Loan Documents to which Borrower is a party are correct and complete as at the date of such certificate, except for those representations and warranties which relate to a particular date and (B) no Event of Default then exists or existed during the period covered by such Financial Statement. If such certificate discloses that a representation or warranty is not correct or complete, that a covenant has not been complied with, or that an Event of Default exists or existed, such certificate shall set forth the action, if any, that Borrower has taken or proposes to take with respect thereto;

            (e) CERTAIN REPORTS. Within thirty (30) days after the filing thereof, copies of any reports filed with the Securities and Exchange Commission or any other governmental authority, and copies of any reports provided to its shareholders;

            (f) ANNUAL BUSINESS PLAN. Within thirty (30) days after the close of each fiscal year, a copy of the regularly-prepared annual business plan of Borrower, in form and substance reasonably acceptable to Bank; and

            (g) OTHER INFORMATION. Such other financial statements and information concerning Borrower or any of its Subsidiaries as Bank may reasonably request from time to time.

     6.5 TANGIBLE NET WORTH. As of the last day of the fiscal year ended March 31, 2004, Borrower and its Subsidiaries shall achieve Tangible Net Worth of not less than Thirty-Nine Million Dollars ($39,000,000). As of the last day of each fiscal quarter thereafter, commencing with the fiscal quarter ending June 30, 2004, Borrower and its Subsidiaries shall achieve Tangible Net Worth that increases from the minimum Tangible Net Worth required hereunder as of the last day of the prior fiscal quarter by an amount not less than seventy-five percent (75%) of the positive Net Profit After Taxes of Borrower and its Subsidiaries for such prior fiscal quarter. Borrower acknowledges and agrees that there shall be no decrease in the minimum Tangible Net Worth required under this Section 6.5 in the event that the Net Profit After Taxes of Borrower and its Subsidiaries for any such prior fiscal quarter is less than Zero Dollars ($0).

      6.6 EBITDA.

            (a) Borrower and its Subsidiaries shall achieve EBITDA of not less than Three Million Dollars ($3,000,000) for each fiscal quarter of each fiscal year; and

            (b) Borrower and its Subsidiaries shall achieve EBITDA, as of the last day of each fiscal quarter for the four (4) consecutive fiscal quarters ended on such date, of not less than Fourteen Million Dollars ($14,000,000).

      6.7 FIXED CHARGE COVERAGE RATIO. Borrower and its Subsidiaries shall maintain a Fixed Charge Coverage Ratio of not less than 1.25 to 1.00 as of the last day of each fiscal quarter.

      6.8 QUICK RATIO. Borrower and its Subsidiaries shall maintain a Quick Ratio of not less than 0.65 to 1.00 as of the close of each fiscal quarter.

      6.9 INSURANCE. Each of Borrower and its Subsidiaries shall keep all of its insurable property, whether real, personal or mixed, insured by good and responsible companies selected by Borrower and its Subsidiaries and approved by Bank against fire and such other risks as are customarily insured against by companies conducting similar business with respect to like properties. Each of Borrower and its Subsidiaries shall furnish to Bank a statement of its insurance coverage, shall promptly furnish other or additional insurance deemed reasonably necessary by and upon the reasonable request of Bank to the extent that such insurance may be available and hereby assigns to Bank, as security for the payment of its Obligations, the proceeds of any such insurance. Bank will be named loss payee on all policies insuring the Collateral. Each of Borrower and its Subsidiaries shall maintain adequate worker's compensation insurance or self-insurance arrangements and adequate insurance against liability for damage to persons or property. Each policy shall require ten (10) days' written notice to Bank before such policy may be altered or cancelled.

      6.10 BANK EXPENSES. Borrower shall pay or reimburse Bank, and shall cause each of its Subsidiaries to pay and reimburse Bank, for all Bank Expenses as and when such Bank Expenses become due.

      6.11 BROKERAGE FEES. Except as disclosed to Bank prior to the date of this Agreement, neither Borrower nor any of its Subsidiaries shall pay, directly or indirectly, any fee, commission or compensation of any kind to any Person for any services in connection with this Agreement.

      6.12 NOTICE OF DEFAULT; NOTICE OF CERTAIN EVENTS. Borrower shall promptly notify Bank in writing of any Event of Default under this Agreement and of any default under any other Loan Document, and shall give prompt written notice to Bank of any change in management, change in name, liquidation and of any other matter which has resulted in a material adverse change in the business, operations, assets, prospects, earnings or condition (financial or otherwise) of Borrower or any of its Subsidiaries.

      6.13 NOTICES TO BANK. Borrower shall promptly notify Bank in writing of
(a) any lawsuit or other proceeding involving a claim of more than One Million Dollars ($1,000,000) in excess of any insurance coverage against Borrower, (b) any substantial dispute between Borrower and any governmental authority, (c) any Event of Default under this Agreement or any other Loan Document, or any event which, with notice or the lapse of time, or both, would constitute an Event of Default, (d) any material adverse change in Borrower's business condition (financial or otherwise), operations, properties or prospects, or in Borrower's ability to repay the Obligations, (e) any change in Borrower's legal structure, principal place of business or chief executive office, and (f) any actual contingent liabilities of Borrower, and any contingent liabilities which are reasonably foreseeable, if such contingent liabilities are in excess of Five Hundred Thousand Dollars ($500,000) in the aggregate in excess of any insurance coverage.

      6.14 EXECUTION OF OTHER DOCUMENTS. Upon the demand of Bank, Borrower shall promptly execute, and cause each of its Subsidiaries to execute, all such additional agreements, contracts, documents and instruments in connection with this Agreement as Bank may reasonably request in order to effect fully the transactions contemplated herein.

      6.15 REPORTS UNDER PENSION PLANS. Borrower shall furnish to Bank, as soon as possible and in any event within fifteen (15) days after Borrower knows or has reason to know that any event or condition described in Section 5.10 hereof has occurred, a statement of a responsible officer of Borrower describing such event or condition and the action, if any, which Borrower proposes to take with respect thereto.

      6.16 DEPOSITORY RELATIONSHIP. Borrower shall maintain its principal operating and money market accounts with Bank during the term of this Agreement.

      6.17 CREDITS FOR NEW POS PRODUCT CREDIT AMOUNT. Borrower shall insure that the aggregate amount of all monthly credits for the New POS Product Credit Amount taken by Creditor in any single month as provided for in the Vendor Agreement (including any credits carried over from any previous month as permitted by the Intercreditor Agreement) shall not exceed the aggregate amount of accounts receivable of Borrower arising from the sale of New POS Product during such month and during the three (3) month period preceding such month.

      6.18 TO INFORMATION REGARDING NEW POS PRODUCT. Borrower hereby agrees that upon Borrower's receipt of any information from Creditor regarding the New POS Product pursuant to the Vendor Agreement, Borrower shall promptly forward such information to Bank.

SECTION 7.  NEGATIVE COVENANTS

      Borrower covenants and agrees that, so long as this Agreement shall be in effect and until payment in full of all Obligations, including, without limitation, any accrued and unpaid interest thereon, and any other amounts due hereunder, Borrower shall perform each and all of the following covenants applicable to it, unless Bank otherwise consents in writing:

      7.1 LIENS. Borrower shall not create, incur, assume or permit to exist, or permit any of its Subsidiaries to create, incur, assume or permit to exist, directly or indirectly, any

Lien on or with respect to any of its property, whether real, personal or mixed, and whether now owned or hereafter acquired, or upon the income or profits therefrom, except for Permitted Liens.

      7.2 DISPOSITIONS. Borrower shall not make, or permit any of its Subsidiaries to make, any Disposition of its property, whether now owned or hereafter acquired. Nothing in this Section 7.2 shall be deemed to prohibit or in any manner restrict the discount arrangement or other transactions contemplated by the Supplier Agreements.

     7.3 INDEBTEDNESS. Borrower shall not create, incur or assume, or permit any of its Subsidiaries to create, incur or assume, any Indebtedness, other than Permitted Indebtedness.

     7.4 GUARANTY OBLIGATIONS. Borrower shall not create, incur or assume, or permit any of its Subsidiaries to create, incur or assume, any Guaranty Obligations, other than Permitted Guaranty Obligations.

     7.5 LIQUIDATION OR MERGER. Borrower shall not and shall not permit any of its Subsidiaries to liquidate, dissolve or enter into any consolidation, merger, partnership or other combination, or purchase or lease all or the greater part of the assets or business of another Person.

     7.6 LOANS AND ADVANCES. Borrower shall not make, or permit any of its Subsidiaries to make, any loans or advances or otherwise extend credit to any other Person, other than (a) loans, in an aggregate principal amount at any one time outstanding not to exceed Two Hundred Fifty Thousand Dollars ($250,000), to any of Borrower's executives, officers, directors or shareholders (or any relatives of any of the foregoing), or to any Affiliates, and (b) extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or the rendition of services in the ordinary course of business to non-Affiliates.

     7.7 INVESTMENTS. Borrower shall not purchase the debt or equity of another Person except for (a) investments in its Subsidiaries, so long as no Event of Default has occurred and is continuing at the time of the proposed investment, and no Event of Default results from the making thereof, (b) savings accounts and certificates of deposit of Bank and (c) direct U.S. Government obligations and commercial paper issued by corporations with the top ratings of Moody's Investors Service, Inc. or the Standard & Poor's Ratings Division of McGraw-Hill, Inc., provided that all such permitted investments shall mature within one (1) year of purchase.

     7.8 RESTRICTED PAYMENTS. Borrower shall not make, or permit any of its Subsidiaries to make, directly or indirectly, any Restricted Payment, other than
(a) dividends payable in the capital stock of Borrower and (b) so long as no Event of Default has occurred and is continuing at the time thereof and no Event of Default results from the making thereof, redemptions or retirement of shares of Borrower's capital stock, in one or more transactions, in an aggregate amount not to exceed One Million Dollars ($1,000,000) during the term of this Agreement.

     7.9 CAPITAL EXPENDITURES. Borrower and its Subsidiaries shall not in any fiscal year make or incur any Capital Expenditure if after giving effect thereto, the aggregate amount of all Capital Expenditures made or incurred by Borrower and its Subsidiaries in such fiscal year would exceed Two Million Five Hundred Thousand Dollars ($2,500,000).

     7.10 TRANSACTIONS WITH AFFILIATES. Borrower shall not directly or indirectly enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of ten percent (10%) or more of any class of equity securities of Borrower or with any Affiliate of Borrower on terms that are less favorable to Borrower or its Affiliates, as the case may be, than those terms which might be obtained at the time from third parties, or otherwise not obtained through good faith negotiation on an arm's length basis.

     7.11 OPERATING LEASE OBLIGATIONS. Borrower and its Subsidiaries shall not permit their lease payments, as lessees, under existing and future operating leases to exceed Two Million Dollars ($2,000,000) in the aggregate in any one fiscal year. Each of such operating leases shall be of equipment or real property needed by Borrower or any of its Subsidiaries in the ordinary course of its business.

SECTION 8.  EVENTS OF DEFAULT

      8.1 EVENTS OF DEFAULT. The occurrence of any one or more of the following events, acts or occurrences shall constitute an event of default (collectively, "Events of Default" and individually, an "Event of Default") hereunder:

            (a) FAILURE TO MAKE PAYMENTS WHEN DUE. Borrower shall fail to pay any amount owing under this Agreement or under any other Loan Document (including principal, interest, fees and Bank Expenses) when such amount is due, whether at stated maturity, as a result of any mandatory repayment or prepayment requirement, by acceleration, by notice of prepayment or otherwise; or

            (b) BREACH OF REPRESENTATION OR WARRANTY. Any representation or warranty made by Borrower under this Agreement or any other Loan Document, or in any certificate or financial or other statement heretofore or hereafter furnished by Borrower, shall prove to have been false, incorrect or incomplete in any material respect when made, effective or reaffirmed, as the case may be; or

            (c) VIOLATION OF COVENANTS. Borrower shall fail or neglect to perform, keep or observe any term, provision, condition, covenant, agreement, warranty or representation contained in this Agreement or any other Loan Document; or

            (d) INSOLVENCY PROCEEDING. Borrower or any of its Subsidiaries shall become insolvent or shall fail generally to pay its Indebtedness as such Indebtedness becomes due; or an Insolvency Proceeding shall be commenced by or against Borrower or any of its Subsidiaries and, in the case of an involuntary petition against Borrower or any of its Subsidiaries, such petition shall not be dismissed or discharged within ninety (90) days of commencement; or

            (e) DISSOLUTION OR LIQUIDATION. Borrower or any of its Subsidiaries shall voluntarily dissolve, liquidate or suspend its business in whole or in part; or there shall be commenced against Borrower or any of its Subsidiaries any proceeding for the dissolution or liquidation of Borrower or such Subsidiary and such proceeding shall not be dismissed or discharged within sixty (60) days of commencement; or

            (f) APPOINTMENT OF RECEIVER. Borrower or any of its Subsidiaries shall apply for or consent to the appointment, or commence any proceeding for the appointment, of a receiver, trustee, custodian or similar official for all or substantially all of its property; or any proceeding for the appointment of a receiver, trustee, custodian or similar official for all or substantially all of the property of Borrower or such Subsidiary shall be commenced against Borrower or such Subsidiary and shall not be dismissed or discharged within sixty (60) days of commencement; or

            (g) JUDGMENTS AND ATTACHMENTS. Borrower or any of its Subsidiaries, or any of their respective properties, shall suffer any money judgment, writ, warrant of attachment or similar process involving the payment of money in excess of One Million Dollars ($1,000,000) in excess of any insurance coverage (provided, however, that Borrower shall furnish Bank with written evidence that the applicable insurance company has paid or will pay the related claim) and such judgment, writ, warrant of attachment or similar process shall remain undischarged in accordance with its terms and the enforcement thereof shall be unstayed and either (i) an enforcement proceeding shall have been commenced and be pending by any creditor thereon or (ii) there shall have been a period of ninety (90) consecutive calendar days during which stays of such judgment, writ, warrant of attachment or similar process, by reason of pending appeals or otherwise, were not in effect; or

            (h) FAILURE TO COMPLY. Borrower or any of its Subsidiaries shall fail to comply with any material order, non-monetary judgment, injunction, decree, writ or demand of any court or other public authority, and such order, non-monetary judgment, injunction, decree, writ or demand shall continue unsatisfied and in effect for a period of thirty (30) days without being vacated, discharged, satisfied or stayed or bonded pending appeal; or

            (i) NOTICE REGARDING TAXES. A notice of levy, notice to withhold or other legal process for taxes (other than property taxes) shall be filed or recorded against Borrower or any of its Subsidiaries, or any of their respective properties, and such notice or other legal process shall not be released, stayed, vacated, bonded or otherwise dismissed within sixty (60) days after the date of its filing or recording; or

            (k) MANAGEMENT CHANGE. Selwyn H. Joffe shall at any time cease to be the chief executive officer of Borrower; or

            (l) BREACH OF ANY LOAN DOCUMENT. Any Loan Document (including, without limitation, the Intercreditor Agreement) shall be breached or become ineffective, or Borrower or Creditor shall disavow or attempt to revoke or terminate any Loan Document to which it is a party; or

            (m) DEFAULT UNDER OTHER AGREEMENTS. Borrower or any of its Subsidiaries shall (i) fail under any agreement, document or instrument to pay the principal, or any principal installment, of any present or future Indebtedness for borrowed money of Five Hundred Thousand Dollars ($500,000) or more, or any guaranty of present or future Indebtedness for borrowed money of Five Hundred Thousand Dollars ($500,000) or more, when due (or within any stated grace period), whether at the stated maturity, upon acceleration, by reason of required prepayment or otherwise or (ii) fail to perform or observe any other term, covenant or other provision of any agreement, document or instrument binding upon Borrower if, as a result of such failure, any Person has the right to accelerate the indebtedness of Borrower or such Subsidiary in an amount in excess of Five Hundred Thousand Dollars ($500,000) or otherwise require the payment of any amount in excess of Five Hundred Thousand Dollars ($500,000) to be paid prior to the date when such amount would otherwise become due; or

            (n) DEFAULT UNDER VENDOR AGREEMENT. A breach or default by Borrower under the Vendor Agreement shall occur and be continuing; or

            (o) CREDITOR'S DEBT RATING. Creditor shall fail to maintain at all times a debt rating of at least BBB- or better from Standard & Poor's Ratings Division of McGraw-Hill, Inc.; or

            (p) CHANGE OF CONTROL. There shall occur a Change of Control.

      8.2 REMEDIES. Upon the occurrence of an Event of Default, unless such Event of Default shall have been remedied or waived in writing by Bank, Bank may, at its option, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, do one or more of the following at any time or times and in any order: (a) reduce the amount of or refuse to make any Revolving Loan under this Agreement; (b) declare any and all Obligations outstanding under this Agreement to be immediately due and payable, notwithstanding anything contained herein or in the Revolving Note or other Loan Document to the contrary (provided, however, that upon the occurrence of any Event of Default described in Section 8.1(d), (e) or (f) hereof, all Obligations shall automatically become due and payable); and (c) enforce payment of all Obligations of Borrower under this Agreement and the other Loan Documents. Notwithstanding anything to the contrary contained herein, Bank shall have no obligation to make any Revolving Loan to, or issue any Letter of Credit on the account of, Borrower during any cure period provided for in Section 8.1 hereof.

SECTION 9. MISCELLANEOUS PROVISIONS

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

      9.1 ADDITIONAL REMEDIES. The rights, powers and remedies given to Bank hereunder shall be cumulative and not alternative and shall be in addition to all rights, powers and remedies given to Bank by law against Borrower or any other Person, including but not limited to Bank's rights of setoff or banker's lien.

      9.2 NONWAIVER. Any forbearance or failure or delay by Bank in exercising any right, power or remedy hereunder shall not be deemed a waiver thereof and any single or partial exercise of any right, power or remedy shall not preclude the further exercise thereof. No waiver shall be effective unless it is in writing and signed by an officer of Bank.

      9.3 INUREMENT. The benefits of this Agreement shall inure to the successors and assigns of Bank and the permitted successors and assigns of Borrower. Borrower shall not assign any of its rights or obligations under this Agreement to any Person without Bank's prior written consent, and any assignment attempted without Bank's prior written consent shall be void.

      9.4 APPLICABLE LAW; JURISDICTION. This Agreement and all other Loan Documents shall be governed and construed in accordance with the laws of the State of California. Borrower and Bank hereby submit to the jurisdiction of any court having jurisdiction in the matter in accordance with the Alternative Dispute Resolution Agreement.

      9.5 SEVERABILITY. Should any one or more provisions of this Agreement be determined to be illegal or unenforceable, all other provisions nevertheless shall be effective.

      9.6 INTEGRATION CLAUSE. Except for the other Loan Documents to which Borrower is a party, this Agreement constitutes the entire agreement between Bank and Borrower, and all prior communications, whether verbal or written, between Borrower and Bank shall be of no further effect or evidentiary value.

      9.7 CONSTRUCTION. The Section and subsection headings herein are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

      9.8 AMENDMENTS. This Agreement may be amended only in writing signed by all parties hereto.

      9.9 DOCUMENTATION. All documentation evidencing or pertaining to the Obligations under this Agreement and the other Loan Documents shall be on Bank's standard forms or otherwise in form and content reasonably acceptable to Bank. To the extent that the terms or conditions of this Agreement are inconsistent with the terms or conditions of such documentation, the terms and conditions of this Agreement shall prevail.

      9.10 COUNTERPARTS. This Agreement may be executed in as many counterparts as may be deemed necessary or convenient, and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement. This

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

Agreement shall become effective upon the receipt by Bank and Borrower of executed counterparts signed by each of them.

      9.11 SETOFF. Borrower hereby acknowledges and specifically grants Bank a security interest in, banker's lien upon, and right of recoupment and setoff respecting any and all deposit or other accounts maintained by Borrower with Bank, whether held in a general or special account or deposited for safekeeping or otherwise, and regardless of how such account may be titled, and any other property of Borrower held in the possession or custody of Bank or its agents. Borrower further acknowledges that the exercise of setoff, if any, shall require, and only be deemed to occur upon, the affirmative action of Bank. Bank agrees to notify Borrower promptly after any such setoff and application; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application.

      9.12 HAZARDOUS SUBSTANCES. Borrower will indemnify and hold harmless Bank from any loss or liability that Bank may incur in connection with or as a result of this Agreement, which directly or indirectly arises out of the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of a hazardous substance. This indemnity will apply whether the hazardous substance is on, under or about Borrower's property or operations or property leased by Borrower. This indemnity includes, but is not limited to, attorneys' fees (including the reasonable estimate of the allocated cost of in-house counsel and staff). This indemnity extends to Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys and assigns. As used in this Section 9.12, the term "hazardous substance" means any substance, material or waste that is or becomes designated or regulated as "toxic," "hazardous," "pollutant," or "contaminant" or a similar designation or regulation under any federal, state or local law (whether under common law, statute, regulation or otherwise) or judicial or administrative interpretation of such, including without limitation petroleum or natural gas. This indemnity will survive the repayment of the Obligations of Borrower to Bank.

SECTION 10. NOTICES

      10.1 NOTICES. Any notice or other communication provided for or allowed hereunder shall be considered to have been validly given if delivered personally, and evidenced by a receipt signed by an authorized agent or addressee, or 72 hours after being deposited in the United States mail, registered or certified, postage prepaid, return receipt requested, or 48 hours after being sent by Federal Express or other courier service, or, in the case of telecopied notice, when telecopied, receipt acknowledged, and addressed as provided below.

If to Borrower:    Motorcar Parts of America, Inc.
                   2929 California Street
                   Torrance, California 90503
                   Attention: Selwyn H. Joffe
                            Chairman, President and Chief Executive Officer

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

                   Telephone No.: (310) 972-4006
                   Facsimile No.: (310) 212-7459

With a copy to:    Michael M. Umansky
                   Vice President & General Counsel
                   Motorcar Parts of America, Inc.
                   2929 California Street
                   Torrance, California 90503
                   Telephone No.: (310) 972-4015
                   Facsimile No.: (310) 224-5128

If to Bank:        Union Bank of California, N.A.
                   Commercial Banking Group--Greater Los Angeles Division
                   445 South Figueroa Street, 10th Floor
                   Los Angeles, California 90071
                   Attention: Philip M. Roesner
                             Vice President
                   Telephone No.: (213) 236-6456
                   Facsimile No.: (213) 236-7637

      10.2 CHANGE OF ADDRESS. The addresses to which notices or demands are to be given may be changed from time to time by notice served as provided above.

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

      THIS AGREEMENT is duly executed on behalf of the parties hereto as of the date first above written.

"Borrower"

MOTORCAR PARTS OF AMERICA, INC.

By: /s/ SELWYN H. JOFFE
   ----------------------------
       Selwyn H. Joffe
       Chairman, President and
       Chief Executive Officer

"Bank"

UNION BANK OF CALIFORNIA, N.A.

By: /s/ ROBERT W. TIETJEN
   ----------------------------
       Robert W. Tietjen
       Vice President

                                       31